Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PENUMBRA, INC.

The undersigned, Robert D. Evans, does hereby verify that:

ONE:      He is the duly elected and acting Executive Vice President, General Counsel and Secretary of Penumbra, Inc., a corporation organized and existing under the laws of the State of Delaware.

TWO:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 21, 2004, and was amended and restated on July 20, 2004, December 16, 2004, March 8, 2006, March 23, 2007, March 6, 2008, and May 16, 2014:

THREE: The amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation’s Board of Directors (the “Board of Directors”) and stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I.
NAME

The name of the corporation is Penumbra, Inc. (the “Corporation”).

ARTICLE II.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE IV
CAPITAL STOCK

(A)    Authorized Shares

1.    Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 324,510,410 shares consisting of 300,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 24,510,410 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which 1,000,000 shares are designated Series A Preferred Stock (“Series A Preferred Stock”), 4,005,338 shares are designated Series B Preferred Stock (“Series B Preferred Stock”), 4,168,218 shares are designated Series C Preferred Stock (“Series C Preferred Stock”), 3,881,459 shares are designated Series D Preferred Stock (“Series D Preferred Stock”), 1,909,940 shares are designated Series E Preferred Stock (“Series E Preferred Stock”) and 4,545,455 shares are designated Series F Preferred Stock (“Series F Preferred Stock”, and together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the “Designated Preferred Stock”), and 5,000,000 shares shall be undesignated preferred stock (the “Undesignated Preferred Stock”).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV. Every reference to Preferred Stock in Article IV(C) below means the Designated Preferred Stock. Immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock pursuant to Article IV(C), the Corporation shall no longer have the authority to issue any Designated Preferred Stock.

2.    Undesignated Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Undesignated Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series thereof and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B)    Common Stock.

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(C)    Designated Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Designated Preferred Stock are as set forth below in this Article IV(C).

(1)    Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of six percent (6.0%) of the Original Purchase Price (as defined below) per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable (appropriately adjusted to reflect subsequent stock splits, stock dividends, combinations or other recapitalizations), per annum on each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. No dividend shall be paid on the Common Stock in any fiscal year unless a dividend shall first have been paid in full on the Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of dividends for all Common Stock into which each such share of Preferred Stock could then be converted. The holders of outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of (A) with respect to Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the holders of at least a majority of the applicable series of Preferred Stock then outstanding, and (B) with respect to Series F Preferred Stock, the holders of at least a two-thirds majority of the Series F Preferred Stock then outstanding. “Original Purchase Price” shall mean (i) with respect to Series A Preferred Stock, $0.30, (ii) with respect to Series B Preferred Stock, $1.63, (iii) with respect to Series C Preferred Stock, $3.19, (iv) with respect to Series D Preferred Stock, $5.07, (v) with respect to the Series E Preferred Stock, $7.60 and (vi) with respect to the Series F Preferred Stock, $13.20.

(2)    Liquidation.

(a)    Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

(i)    The holders of Series F Preferred Stock shal1 be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to the Original Purchase Price plus six percent (6.0%) per annum, compounded annually from the Purchase Date (as defined in Article IV(C), Section 4(d)) (as adjusted to reflect subsequent stock splits, stock dividends, combinations or other recapitalizations), for each share of Series F Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of Series F Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

(ii)   Upon completion of the foregoing distribution, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the applicable Original Purchase Price plus six percent (6.0%) per annum, compounded annually from the Purchase Date (as defined in Article IV(C), Section 4(d)) (as adjusted to reflect subsequent stock splits, stock dividends, combinations or other recapitalizations), for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and holders of such other series of Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

(b)   Remaining Assets. Upon the completion of the distribution required by Article IV(C), Section 2(a) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)    Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property, assets or business, merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction, including but not limited to a stock sale, or series of any such related transactions in which more than a majority of the voting power of the Corporation is disposed of(each, a “Corporate Sale”), provided that, this Section 2(c)(i) shall not apply to a merger effected solely for the purpose of changing the domicile of the Corporation.

(ii)   Valuation of Consideration. The value of assets or securities distributed pursuant to this Section 2 shall be computed at their fair market value at the time of payment to the Corporation or at the time made available to its stockholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and, (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(iii)   Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, employees or consultants (i) upon termination of their employment or services, (ii) in connection with other repurchases from employees and consultants at the then deemed fair market value of the Common Stock, if approved by the Board of Directors, or (iii) in connection with the exercise by the Corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided the terms of such repurchase shall have been approved by the Board of Directors.

(3)    Redemption. The Preferred Stock is not redeemable.

(4)    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Subject to Article IV(C), Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Original Purchase Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock. Series E Preferred Stock or Series F Preferred Stock, as applicable, by (y) the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion or, in the case of an automatic conversion pursuant to Section 4(b), on the effective date of such conversion. The initial conversion price per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be the Original Purchase Price, which initial conversion price shall be subject to adjustment as set forth in Section 4(d) (the “Conversion Price”).

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price immediately upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), with aggregate gross proceeds (prior to underwriters’ commissions and offering expenses) to the Corporation of not less than $15,000,000 and following which the Common Stock is quoted on NASDAQ or on the New York Stock Exchange (a “Qualified IPO”), or (ii) the date specified by written consent or agreement of (A) the holders of at least a two-thirds majority of the then outstanding shares of the Series F Preferred Stock voting as a separate class and (B) the holders of at least a majority of the then outstanding shares of the Preferred Stock voting together as a single class.

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Qualified IPO pursuant to Article IV(C), Section 4(b)(i) above, such conversion shall be deemed to have been made immediately prior to the closing of such offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The applicable Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     (A) If this Corporation shall issue, after the date on which any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below in Article IV(C), Section 4(d)(ii)) without consideration or for a consideration per share less than the Conversion Price for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 4(d)(i)) be adjusted to a price determined in accordance with the following formula:

CP2 = CP1 * ((A+ B) +(A+ C)).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price for such series of Preferred Stock in effect immediately after such issue of additional shares of Common Stock;

“CP1” shall mean the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issue of additional shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of additional shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such additional shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such additional shares of Common Stock issued in such transaction.

(B)    No adjustment of the applicable Conversion Price for each series of Preferred Stock shall be made in an amount less than one hundredth of one cent per share. Except to the limited extent provided for in Article IV(C), Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)    In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors.

(E)    In the case of the issuance (whether before, on or after the applicable Purchase Date) of options, warrants or other rights to purchase or subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock or options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Article IV(C), Section 4(d)(ii):

(1)    The aggregate maximum number of shares of Common Stock deliverable on exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options, warrants or other rights to purchase or subscribe for shares of Common Stock shall be deemed to have been issued at the time such options, warrants or other rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV(C), Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by this Corporation on the issuance of such options, warrants or other rights plus the minimum exercise price provided in such options, warrants or other rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable on conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or on the exercise of options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) on the conversion or exchange of such securities or the exercise in full of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in Article IV(C), Sections 4(d)(i)(C) and 4(d)(i)(D)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation on exercise of such options, warrants or other rights or on conversion of, or in exchange for, such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price of each series of Preferred Stock shall be recomputed to reflect any applicable change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration on the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.

(4)    On the expiration of any such options, warrants or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the applicable Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, warrants or other rights or securities or options, warrants or other rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued on the exercise of such options, warrants or other rights, on the conversion or exchange of such securities or on the exercise of the options, warrants or other rights related to such securities.

(5)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(C), Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(C), Section 4(d)(i)(E)(3) or (4).

(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(C), Section 4(d)(i)(E)) by this Corporation after the Purchase Date other than the Excluded Stock. “Excluded Stock” means the following:

(A)    shares of Common Stock issuable (1) on conversion of Preferred Stock, (2) pursuant to a transaction described in Section 4(d)(ii) hereof, or (3) on exercise of warrants to purchase Common Stock issued to holders of Series B Preferred Stock prior to the date hereof;

(B)    shares of Common Stock issued or issuable (1) in a public offering, before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (2) on exercise of warrants or rights granted to underwriters in connection with such a public offering;

(C)    shares of Common Stock or other securities issued or issuable in connection with the acquisition by the Corporation of all or part of another business entity by merger, purchase of assets or capital stock or other reorganization that in each case has been approved by the Board of Directors;

(D)    shares of Common Stock or other securities issued or issuable (1) to financial institutions or lessors in connection with commercial credit arrangements, leases, equipment financings or similar transactions, or (2) to any entity that creates strategic advantage for the Corporation, in each case as approved by the Board of Directors of the Corporation; and

(E)    shares of Common Stock, options, warrants and other rights to purchase capital stock approved by the Board of Directors and issued to employees, consultants, advisors or directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other equity incentive plan approved by the Board of Directors of the Corporation.

(iii)   Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Purchase Date, the applicable Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(C), Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Article IV(C), Section 2), provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shalt be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    No Impairment. The Corporation will not, without (i) the consent of the holders of at least a majority of shares of the Preferred Stock, voting together as a single class, and (ii) the consent of the holders of at least a two-thirds majority of the then outstanding shares of the Series F Preferred Stock, voting as a separate class, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, alter, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)    No Fractional Shares; Certificate as to Adjustments.

(i)    No fractional shares shall be issued on the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Corporation’s Board of Directors) on the date of conversion.

(ii)   On the occurrence of each adjustment or readjustment of the applicable Conversion Price of each series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based. This Corporation shall, on the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received on the conversion of a share of Preferred Stock.

(i)     Record Date; Notices. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date on which any such record is to be taken for the purpose of such dividend, distribution or right (the “Record Date”), a notice specifying the Record Date and the amount and character of such dividend, distribution or right.

Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery t.o the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the each holder of record at the address of such holder appearing on the books of the Corporation.

(j)     Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely, for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(5)    Voting Rights. Except as otherwise required by law, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(6)    Protective Provisions.

(a)     Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as at least fifty percent (50%) of the originally issued shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock or ten (10%) of the originally issued shares of Series F Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:

(i)     amend or repeal any provision of, or add any provision to, this Certificate of Incorporation or Bylaws to materially alter or change the rights, preferences or privileges of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock so as to adversely affect such Preferred Stock or increase or decrease the number of authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock; or

(ii)    authorize or issue, or obligate itself to issue, any other equity security, or shares or other securities convertible into or exchangeable for Common Stock having a preference or being superior or having a priority over, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock with respect to voting, dividends, redemption or on liquidation, including any such security convertible into or exercisable for any equity security; provided that equity securities or convertible securities issued in connection with a debt or equity financing may have rights senior to Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock if the holders of such Preferred Stock have been given the opportunity to approve an amendment to the terms of such Preferred Stock that would give such Preferred Stock the same rights, preferences and privileges as the equity securities or convertible securities issued in connection with such financing; or

(iii)    effect a Corporate Sale, liquidation or dissolution of the Corporation.

(b)    Notwithstanding the foregoing, the consent of the holders of at least a two-thirds majority of the Series F Preferred Stock shall be required for: (i) any action that adversely changes the rights, preferences or privileges of the Series F Preferred Stock, provided; that for the avoidance of doubt the authorization or issuance of any other series or c1ass of capital stock ranking junior, pari passu or senior to the Series F Preferred Stock with respect to one or more powers, preferences or special rights shall not, in and of itself, be deemed to constitute an amendment, alteration or change of the powers, preferences or special rights of the Series F Preferred Stock that adversely affects the Series F Preferred Stock; (ii) any action that creates or authorizes the creation of additional shares of Series F Preferred Stock or increases the authorized number of shares of Series F Preferred Stock; (iii) any action that reclassifies, alters or amends any existing security of the Corporation that is junior to or on parity with the Series F Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series F Preferred Stock or (iv) any action that results in the purchase, redemption, payment or declaration of dividends, or distribution on, any shares of capital stock other than the Series F Preferred Stock, other than repurchases of stock issued to or held by directors, employees or consultants (x) upon termination of their employment or services, (y) in connection with other repurchases from employees and consultants at the then deemed fair market value of the Common Stock, if approved by the Board of Directors, or (z) in connection with the exercise by the Corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided the terms of such repurchase shall have been approved by the Board of Directors.

(7)    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, such shares so converted shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue and shall not be reissued by this Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reductions in this Corporation's authorized capital stock.

ARTICLE V.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE VI.
BOARD OF DIRECTORS

(A)   Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)   Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be five and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C)   Election of Directors.

(1)   The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2016 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2017 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2018 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)   The Board of Directors may assign members of the Board of Directors already in office to the Classes described in Article VI(C)(1), which assignments shall become effective at the same time this Amended and Restated Certificate of Incorporation becomes effective.

(3)   There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)   Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E)   Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE VII.
MEETINGS OF STOCKHOLDERS

(A)   Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)   Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

(C)   No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in Article IV(C) or in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV(A)(2) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article VII and may not be taken by written consent of stockholders without a meeting.

ARTICLE VIII.
INDEMNIFICATION

(A)   Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B)   Right to Indemnification.

(1)    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article VIII shall be a contract right.

(2)    The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C)   Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D)   Nonexclusivity of Rights. The rights and authority conferred in this Article VIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)   Preservation of Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE IX.
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV(B), V, VI, VII and this Article IX may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles IV(B), V, VI, VII or this Article IX, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date set forth below and certifies under penalty of perjury that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof and that the statements therein are true.

Executed at Alameda, California on September 23, 2015.

/s/ Robert D. Evans
Robert D. Evans Executive Vice President, General Counsel and Secretary